Exhibit 21

Pharmaceutical Product Development, Inc., and Subsidiaries

Subsidiaries

The subsidiaries of Pharmaceutical Product Development, Inc., as of February 15, 2005, are as follows:

	Name of Subsidiary	Jurisdiction of Incorporation or Organized in
1.	Applied Bioscience International LLC	Delaware
2.	Belmont Research, Inc.	Massachusetts
3.	CSS Informatics, Inc.	California
4.	Medical Research Laboratories International, LLC	Kentucky
5.	Piedmont Research Center, LLC	North Carolina
6.	PPD Aeronautics, LLC	North Carolina
7.	PPD Virtual, Inc.	North Carolina
8.	APBI Finance Corporation	Delaware
9.	APBI Holdings, LLC	North Carolina
10.	Development Partners, LLC	Delaware
11.	PPD GP, LLC	Delaware
12.	PPD Holdings, LLC	Delaware
13.	PPD UK Holdings Ltd.	United Kingdom
14.	SARCO, LLC	Delaware
15.	Genupro, Inc.	North Carolina
16.	PPD Development, LP	Texas
17.	ATP, LLC	North Carolina
18.	PPD Online Marketing and Education, Inc.	Delaware
19.	PPD Medical Device, Inc.	Delaware
20.	Pharmaco Investments Inc.	Delaware
21.	PPD International Holdings, Inc.	Delaware
22.	PPD France SNC	France
23.	PPD Scandinavia AB	Sweden
24.	Pharmaceutical Product Development Spain SL	Spain
25.	PPD do Brazil-Suporte a Pesquisa, LTDA	Brazil
26.	PPD Argentina, SA	Argentina
27.	PPD International Holdings, Inc. Y Compania Limitada	Chile
28.	PPD South Africa	South Africa
29.	PPD Canada, Ltd.	Canada
30.	PPD Australia Pty Limited	Australia
31.	PPD International Holdings GmbH	Germany
32.	PPD Germany GmbH	Germany
33.	PPD Poland Sp. Zo.O	Poland
34.	PPD Czech Republic, S.r.o.	Czech Republic
35.	PPD Germany GmbH & Co. KG	Germany
36.	PPD Hungary R&D, Ltd.	Hungary
37.	PPD Italy S.r.l	Italy
38.	PPD Mexico S.A. de C.V.	Mexico
39.	PPD Development (Thailand) Co., Ltd.	Thailand
40.	PPD Japan, K.K.	Japan
41.	PPD Global Ltd.	United Kingdom
42.	Clinical Technology Centre International, Limited	United Kingdom

43.	Cambridge Applied Nutrition Toxicology and Bioscience Limited	United Kingdom
44.	Clinical Science Research International, Ltd.	United Kingdom
45.	Leicester Clinical Research Centre, Ltd.	United Kingdom
46.	Chelmsford Clinical Trials Unit, Ltd.	United Kingdom
47.	Gabbay, Ltd.	United Kingdom
48.	Data Analysis & Research, Ltd.	United Kingdom
49.	Medical Research Laboratories International, BVBA	Belgium
50.	PPD Development (S) Pte Ltd	Singapore
51.	PPD Development (HK) Limited	Hong Kong
52.	Propharma CRO Pty Ltd	Australia
53.	PPD (Netherlands) B.V.	Netherlands
54.	PPD Pharmaceutical Development India Private Limited	India
55.	Surromed LLC	North Carolina
56.	River Ventures LLC	North Carolina

Subsidiaries 1, 2, 3, 4, 5, 6, 7 and 55 are wholly-owned subsidiaries of Pharmaceutical Product Development, Inc.

Subsidiaries 8, 9, 10, 11, 12, 13 and 14 are wholly-owned subsidiaries of Subsidiary 1.

Subsidiary 15 is a wholly-owned subsidiary of Subsidiary 7.

Subsidiary 16 is owned 99.9% by Subsidiary 12 and 0.1% by Subsidiary 11.

Subsidiaries 17, 18, 19, 20, 21 and 56 are wholly-owned subsidiaries of Subsidiary 16.

Subsidiaries 23, 24, 25, 28, 29, 30, 31, 37, 39 and 40 are wholly-owned subsidiaries of Subsidiary 21.

Subsidiary 22 is owned 99.9% by Subsidiary 21 and 0.1% by Subsidiary 1.

Subsidiary 26 is owned 99.99% by Subsidiary 21 and 0.01% by Subsidiary 1.

Subsidiary 27 is owned 99% by Subsidiary 21 and 1% by Subsidiary 1.

Subsidiaries 32, 33 and 34 are wholly-owned subsidiaries of Subsidiary 31.

Subsidiary 35 is owned 72% by Subsidiary 31 and 28% by Subsidiary 32.

Subsidiary 36 is owned 96.7% by Subsidiary 31 and 3.3% by Subsidiary 21.

Subsidiary 38 is owned 99% by Subsidiary 21 and 1% by Subsidiary 16.

Subsidiaries 41, 45, 46, 47, 48, 50, 53 and 54 are wholly-owned subsidiaries of Subsidiary 13.

Subsidiaries 42, 43 and 44 are wholly-owned subsidiaries of Subsidiary 41.

Subsidiary 49 is 99.9% owned by Subsidiary 13 and 0.1% by Subsidiary 41.

Subsidiary 51 is 50% owned by Subsidiary 50 and 50% by Subsidiary 1.

Subsidiary 52 is a wholly-owned subsidiary of Subsidiary 50.